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                                                                EXHIBIT 21



               SUBSIDIARIES OF TITAN WHEEL INTERNATIONAL, INC.

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NAME                            JURISDICTION OF                 PERCENTAGE OWNERSHIP
                                INCORPORATION
Automotive Wheels, Inc.         California                      100%

Dico Inc.                       Delaware                        100% (by Dyneer)

Dico Tire, Inc.                 Delaware                        100% (by Dyneer)

Dyneer Corporation              Delaware                        100%

Grasdorf Titan GmbH             Germany                         100%

Nieman's Ltd.                   Iowa                            100%

Siria Officine Meccaniche       Italy                           100%
        SpA

Sirmac Officine Meccaniche      Italy                           100%
        SpA

Steel Wheels, Ltd.              United Kingdom                  100%

T.D. Holding Company, Inc.      Virginia                        100%

T.D. Wheel, Inc.                Nevada                          100%

T.D. Wheels of Virginia, Inc.   Virginia                        100%

Titan Distribution, Inc.        Illinois                        100%

Titan France SA                 France                          100%

Titan Investment Corporation    Illinois                        100%

Titan Tire Corporation          Illinois                        100%

Titan Wheel and Tire Foreign
        Sales Corporation       Barbados                        100%

Titan Wheel International,      Ontario, Canada                 100%
        Ltd.

Titan Wheel International,      United Kingdom                  100%
        Limited

Tractech Holdings, Ltd.         Republic of Ireland             100%

Tractech Limited                Republic of Ireland             100%
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